EXHIBIT 10.8.8

WHOLESALE POWER CONTRACT

BETWEEN

OGLETHORPE POWER CORPORATION

(AN ELECTRIC MEMBERSHIP CORPORATION)

AND

FLINT ELECTRIC MEMBERSHIP CORPORATION

DATED AS OF

November 1, 2009

TABLE OF CONTENTS

1.	DEFINITIONS		2
2.	PURCHASE AND SALE OBLIGATION		2
	2.1	Purchase and Sale	2
	2.2	No Dedication of Resources	2
	2.3	Purchaser’s Unconditional Obligation to Pay	2
3.	PERCENTAGE CAPACITY RESPONSIBILITIES		3
	3.1	Percentage Capacity Responsibilities; Power Sales Resources	3
	3.2	Change of Certain Purchaser Obligations	3
	3.3	Future Resources and Resource Modifications	4
	3.4	Cost Responsibility	6
4.	SCHEDULING AND SYSTEM OPERATIONS		7
	4.1	Scheduling	7
	4.2	Right to Designate Agent	8
5.	RATES		8
	5.1	General	8
	5.2	Periodic Review	8
	5.3	Functional Unbundling	8
	5.4	Reasonable Rates	8
	5.5	Allocation of Payment Defaults	8
	5.6	Covenant of the Purchaser	9
6.	DELIVERY POINTS AND GENERAL TERMS AND CONDITIONS OF SERVICE		9
	6.1	Delivery Points	9
	6.2	General Terms and Conditions	9
	6.3	Seller and Purchaser Duties	9
7.	RIGHTS OF ACCESS, RECORDS AND ACCOUNTS		10
	7.1	Rights of Access	10
	7.2	Accounting Records	10
	7.3	Access to Books and Records	10
8.	REORGANIZATIONS, TRANSFERS AND SALES OF ASSETS BY THE PURCHASER		11
	8.1	Dissolution or Liquidation	11
	8.2	Permitted Transactions	11
	8.3	Service Territory and Distribution System	12
	8.4	Specific Performance	12
9.	ASSIGNMENTS		12
	9.1	General	12
	9.2	Assignment for Security	13
	9.3	Corporate Reorganization	13
	9.4	Receiver or Trustee in Bankruptcy	14
	9.5	Express Rejection of Implied Limitations	14
10.	EVENTS OF DEFAULT AND REMEDIES		15
	10.1	Payment Default	15
	10.2	Seller’s Failure to Deliver	16

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	10.3	Performance Default	16
	10.4	Remedies	16
	10.5	Member Purchaser Approvals	17
11.	REASONABLENESS OF RATES		17
	11.1	Fixed Rate Contract	17
	11.2	Formulaic Rate	17
	11.3	Regulatory Review	17
12.	EFFECTIVENESS AND TERM		18
13.	AMENDMENTS, ENTIRE AGREEMENT AND CONFLICTS		18
	13.1	Amendments	18
	13.2	Entire Agreement	18
	13.3	Conflicts	18
	13.4	Counterparts	19
14.	SEVERABILITY		19
15.	GOVERNING LAW		19
16.	MEDIATION		19
17.	PURCHASER’S WITHDRAWAL FROM SELLER		19
18.	MISCELLANEOUS		20
	18.1	No Retail Sales	20
	18.2	Indemnification	20
	18.3	No Restriction on Revenue Allocation	20
	18.4	Corporate Documents	20
	18.5	Information Requirements	21
	18.6	No Third Party Beneficiaries	21
	18.7	Rules of Construction	21
19.	NOTICES		21

SCHEDULES

	Schedule A - Rate Schedule A
	Schedule B - Form of Subscription Agreement
	Schedule C - Definitions

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WHOLESALE POWER CONTRACT

THIS WHOLESALE POWER CONTRACT, dated as of November 1, 2009 (together with permitted amendments hereto, this “Agreement”), is entered into by and between Oglethorpe Power Corporation (An Electric Membership Corporation), an electric membership corporation organized and existing under the laws of the State of Georgia (the “Seller”), and Flint Electric Membership Corporation, an electric membership corporation organized and existing under the laws of the State of Georgia (the “Purchaser”).

R E C I T A L S:

WHEREAS, the Seller’s existing Members are 38 electric membership corporations doing business in the State of Georgia, each of which joined with the others, beginning in 1974, to form the Seller in order to share the benefits and costs of ownership of an entity that would engage in providing electric capacity and energy for the benefit of its Members; and

WHEREAS, the Seller currently owns and operates electric generation plants and in the future may construct additional electric generation plants or purchase or otherwise obtain electric capacity and energy for the purpose, among others, of supplying electric capacity and energy to its Members, several of which are borrowers from the Rural Utilities Service, as successor to the Rural Electrification Administration (the “RUS”), and others; and

WHEREAS, the Seller has financed the construction of such generating plants in whole or in part through loans, and may in the future obtain additional loans, evidenced by mortgage notes (collectively, the “Notes”) made or guaranteed by the United States of America (the “Government”), acting through the Administrator of the RUS (the “Administrator”) and loans made by, or securities issued to, or obligations undertaken to, others; and

WHEREAS, the Notes and certain of the loans made by, or securities issued to, or obligations undertaken to, others (collectively, with the Notes, the “Secured Obligations”) are or may be secured by that certain Indenture, dated as of March 1, 1997, made by the Seller and U.S. Bank National Association, as successor to SunTrust Bank, formerly known as SunTrust Bank, Atlanta, as trustee, as it has been supplemented or may hereafter be amended, supplemented or restated, from time to time (the “Indenture”); and

WHEREAS, this Agreement and payments due to the Seller under this Agreement are pledged and assigned to secure the Secured Obligations as provided in the Indenture; and

WHEREAS, the Government and the other holders of the Secured Obligations are relying on this Agreement and other wholesale power contracts between the Seller and the Other Purchasers (as hereinafter defined) to assure that the Secured Obligations are repaid and the purposes of the Rural Electrification Act of 1936, as amended, are carried out, and the Seller and the Purchaser, by executing this Agreement, acknowledge that reliance; and

WHEREAS, the Purchaser was previously a Member but terminated its membership pursuant to the terms of that certain Withdrawal Agreement, dated October 1, 2004, and now seeks to be re-admitted as a Member;

WHEREAS, as a condition precedent for the Purchaser’s admission as a Member, the Purchaser is undertaking to purchase from the Seller, and the Seller is undertaking to sell to the Purchaser, certain amounts of electric capacity and associated energy on the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and the mutual undertakings herein contained, the Seller and the Purchaser hereby agree as follows:

1.                                       DEFINITIONS.  All capitalized terms used herein shall have the respective meanings set forth in Schedule C attached hereto, unless the context in which such term is used clearly requires otherwise.

2.                                       PURCHASE AND SALE OBLIGATION.

2.1                                 Purchase and Sale.  The Seller shall sell and deliver to the Purchaser, and the Purchaser shall take and pay for or pay for, even if not available, delivered or taken, at the rates provided for in Section 5, all electric capacity allocated to the Purchaser as reflected in the Purchaser’s Percentage Capacity Responsibilities set forth in the Exhibits to Appendix 1 to “Rate Schedule A” (as amended from time to time in accordance with Section 3).  The Seller shall sell and deliver to the Purchaser, and the Purchaser shall pay for, at the rates provided for in Section 5, any associated energy that the Purchaser shall determine to purchase for its own use or for resale pursuant to this Agreement.  The Purchaser’s payment obligations associated with its PCR in any Resource shall continue until all costs of such Resource are paid in full notwithstanding the occurrence of any event, or the taking of any action permitted by this Agreement, with respect to such Resources, including, without limitation, any event or action described in Section 2.3.

2.2                                 No Dedication of Resources.  Neither the establishment of a PCR for the Purchaser with respect to a Resource nor the sale by the Seller to the Purchaser of electric capacity and associated energy under this Agreement shall constitute either (i) a sale, lease, transfer, dedication or conveyance of an ownership interest in or to any Resource or (ii) an entitlement to the electric capacity or associated energy from any specific Resource.  The Seller shall have the sole authority, which it may exercise in its discretion, to manage, control and operate all of its Resources, subject to the Seller’s obligations to provide available electric capacity and associated energy to the Purchaser pursuant to this Agreement.

2.3                                 Purchaser’s Unconditional Obligation to Pay.  The Purchaser shall make all payments that are required pursuant to this Agreement in a timely manner, whether or not: (i) electric capacity and energy has or is being provided to the Purchaser hereunder, (ii) Resources or any part thereof are completed, delayed, terminated, available, operable, operating, retired, sold, leased, transferred, or otherwise disposed of, (iii) the construction or operation of the Resources or any part thereof is suspended, interrupted, interfered with, reduced, curtailed or terminated, (iv) the Seller is able to purchase or otherwise obtain electric capacity and energy from any source, or (v) any similar contract with any of the Other Purchasers is invalid, in each such case for any reason whatsoever and whether or not due to the conduct, acts or omissions of the Seller.  Such payments by the Purchaser shall not be subject to any reduction, whether by offset, recoupment or otherwise, and shall not be conditioned upon performance by the Other Purchasers or the Seller under this Agreement or any other agreement or instrument.  This Section 2.3 shall not be construed to release the Seller from the performance of any of its obligations expressed in this Agreement or, except to the extent expressly provided in this Agreement, prevent or restrict the Purchaser from asserting any rights that it may have against the Seller or any other person under this Agreement or any other agreement or under any provision of law or prevent or restrict the Purchaser, at its own cost and expense, from prosecuting or defending any action or proceeding against or by third parties or taking any other action to secure or protect its rights under this Agreement.

3.                                       PERCENTAGE CAPACITY RESPONSIBILITIES.

3.1                                 Percentage Capacity Responsibilities; Power Sales Resources.

3.1.1                        The Seller shall at all times maintain Exhibits to Appendix 1 to “Rate Schedule A” which identify all Resources, all Percentage Capacity Responsibilities for the Purchaser and all Other Purchasers with respect to each Resource and the Seller’s projected useful life (as may be changed by the Seller from time to time) for each Generating Resource.

3.1.2                        The Seller shall at all times maintain Exhibits to Appendix 1 to “Rate Schedule A” which identify all Power Sales Resources and the allocations with respect thereto.

3.2                                 Change of Certain Purchaser Obligations.

3.2.1                        Without the prior written consent of the Purchaser, the Seller may not modify the Purchaser’s PCR for any Resource, except as follows:

(a)                                  the Seller may modify the Purchaser’s PCR in accordance with Section 3.3.2(d) in connection with a Discretionary Resource Modification made in accordance with Section 3.3.2(c); and

(b)                                 the Seller may modify the Purchaser’s PCR in a Resource in connection with the termination of all or any portion of the Purchaser’s PCR in the Resource in accordance with Section 10.1.2.

3.2.2                        Any modification to an Exhibit to Appendix 1 to “Rate Schedule A” made under the circumstances described in Section 3.2.1 shall be prepared and approved by the Seller in accordance with this Agreement and shall be conclusively established by a resolution duly adopted by the Board of Directors of the Seller:

(a)                                  in the case of a Discretionary Resource Modification, concurrently with the Board’s authorization of the Discretionary Resource Modification; or

(b)                                 in the case of a termination of all or any portion of the Purchaser’s PCR in a Resource pursuant to Section 10.1.2, upon the execution and delivery by one or more non-defaulting Member Purchasers of an agreement or agreements to accept a PCR in the Resource in accordance with Section 10.1.2.

The Purchaser’s obligations shall be effective as to any allocation with respect to any PCR allocated to the Purchaser in such modified Exhibit, and the Purchaser shall make all payments required pursuant to this Agreement with respect to such obligations.

3.3                                 Future Resources and Resource Modifications.

3.3.1                        The Seller shall not (i) make any expenditure, or enter into any binding contract obligating Seller to make expenditures, for construction or acquisition of a Future Resource that is a Generating Resource other than a Discretionary Resource Modification or (ii) enter into an agreement for a Future Resource that is a Power Purchase Resource unless:

(a)                                  Purchasers have subscribed for PCRs in such Future Resource totaling one hundred percent (100%) in accordance with Section 3.3.3; and

(b)                                 such Future Resource has been approved by (x) at least seventy-five percent (75%) of  the Seller’s Board of Directors, (y) at least seventy-five percent (75%) of the Member Purchasers and (z) Member Purchasers having patronage capital in the Seller equaling at least seventy-five percent (75%) of the accumulated patronage capital of all Member Purchasers in the Seller as of the end of the most recently completed fiscal year of the Seller.  The approval of the Member Purchasers referred to in clauses (y) and (z) must be evidenced by resolutions of the boards of directors of such Member Purchasers specifically approving such Future Resource.

3.3.2                        Subject to the provisions of this Section 3.3.2, the Seller may, in its sole discretion, undertake from time to time capital expenditures for a Resource Modification.  The parties recognize that a Resource Modification may change the capacity or the term or useful life of a Resource.  In such event, a change may be required to be made with respect to an existing Exhibit, or a new Exhibit may be required, to Appendix 1 to “Rate Schedule A.”

(a)                                  A Minor Resource Modification shall not affect the Purchaser’s PCR with respect to such Resource (even though such modification may change the electric capacity and associated energy available to the Purchaser or the contract term or useful life of the Resource).

(b)                                 If the Board of Directors of the Seller determines that a Resource Modification is a Required Resource Modification, such Required Resource Modification shall not affect the Purchaser’s PCR with respect to such Resource (even though such modification may change the electric capacity and associated energy available to the Purchaser or the contract term or useful life of the Resource).  A determination that a Resource Modification is a Required Resource Modification shall be made only by the vote of at least seventy-five percent (75%) of the Board of Directors of the Seller.

(c)                                  The Seller shall not make a Discretionary Resource Modification unless

(i)                                     Purchasers have subscribed for PCRs in the Discretionary Resource Modification totaling 100% in accordance with Section 3.3.3; and

(ii)                                  either (A) in the case of a Discretionary Resource Modification to a Generating Resource with respect to which the Board of Directors of the Seller determines that expenditures to make the Resource Modification are not expected to exceed the lesser of $200 million or 50% of the original book value (as adjusted annually for additions, retirements and replacements, but without reduction for depreciation) of the affected Resource, all such amounts to be adjusted annually according to increases or decreases in the annual Gross National Product Implicit Price Deflator as published by the U.S. Department of Commerce, more than fifty percent (50%) of the Member Purchasers approve the Discretionary Resource Modification (as evidenced by resolutions of the boards of directors of such Member Purchasers specifically approving such Discretionary Resource Modification); or

(B)                                in the case of a Discretionary Resource Modification not described in clause (A), at least seventy-five percent (75%) of the Seller’s Board of Directors and at least seventy-five percent (75%) of the Member Purchasers approve the Discretionary Resource Modification (as evidenced by resolutions of the boards of directors of such Member Purchasers specifically approving such Discretionary Resource Modification).

(d)                                 In connection with any Discretionary Resource Modification to any Resource, the Seller’s Board of Directors may:

(i)                                     modify the Purchaser’s PCR with respect to such Resource,

(ii)                                  modify the description of such Resource on the Exhibit to Appendix 1 to “Rate Schedule A” with respect to such Resource, and

(iii)                               add a new Exhibit to Appendix 1 to “Rate Schedule A” with respect to the Discretionary Resource Modification,

in each case to the extent, if any, required to allocate the increased capacity or extended life or term and the corresponding cost responsibility resulting from the Discretionary Resource Modification solely to the Purchasers that have subscribed for PCRs in the Discretionary Resource Modification.  Such additions or modifications of an Exhibit to Appendix 1 to “Rate Schedule A” may specify that all or any portion of the Discretionary Resource Modification will be treated as a separate Resource.  Any addition or modification of an Exhibit to Appendix 1 to “Rate Schedule A” made pursuant to this Section 3.3.2(d) shall be based on the report of an independent consultant who is a licensed or certified professional engineer.  If the Purchaser does not elect to subscribe for a PCR in a Discretionary Resource Modification that extends the useful life of a Generating Resource, the Seller’s Board of Directors shall also determine, based on such report, the date on which the PCR of the Purchaser shall terminate, based on the expected useful life of the Resource prior to the Discretionary Resource Modification.

3.3.3                        The Seller shall establish and maintain procedures for administering a subscription process pursuant to which Purchasers may elect to be allocated a PCR in any Future Resource or Discretionary Resource Modification.  Such procedures shall provide that any Purchaser with a PCR in a Resource shall have a right of first refusal to have the same PCR in any Discretionary Resource Modification of such Resource.  The PCR of the Purchaser in any Future Resource or Discretionary Resource Modification shall be established only by the Purchaser entering into a Subscription Agreement with the Seller with respect thereto substantially in the form specified on Schedule B.  The Seller shall assure that the PCRs in any Future Resource or Discretionary Resource Modification are accurately reflected in an Exhibit to Appendix 1 to “Rate Schedule A.”

3.4                                 Cost Responsibility.

3.4.1                        In the event of a Payment Default by one of the Purchasers, the Seller shall allocate the unrecovered costs resulting from the Payment Default to each Resource with respect to which such defaulting Purchaser has a PCR, and each of the non-defaulting Purchasers that has a PCR with respect to each such Resource shall bear the otherwise unrecovered costs resulting from such Payment Default in the proportion of its PCR to the aggregate of the PCRs of all non-defaulting Purchasers in each such Resource.

3.4.2                        In the event any Purchasers do not have a PCR with respect to an Existing Resource and there is a Payment Default by all Purchasers that have a PCR with respect to such Existing Resource, the Purchasers that do not have a PCR with respect to such Existing Resource shall become liable for a pro rata share of the costs and expenses of such Existing Resource.  The term “liable for a pro rata share” shall mean that each of the non-defaulting Purchasers shall have its liability based on the aggregate of Rated Capacity allocated to each of such Purchasers pursuant to its PCR with respect to all Resources of the Seller divided by the aggregate of such Rated Capacity of all non-defaulting Purchasers that share such pro rata liability.  Such pro rata liability shall extend to any Resource Modification of an Existing Resource except to the extent that such Resource Modification is treated as a separate Resource under Section 3.3.2(d).  To the extent that a Resource Modification to an Existing Resource is treated as a separate Resource under Section 3.3.2(d), such separate Resource constitutes a

Future Resource and liability of Purchasers that do not have a PCR with respect to such Future Resource shall be governed by Section 3.4.3.

3.4.3                        In the event of a Payment Default by all Purchasers that have a PCR with respect to any Future Resource, the Purchasers that do not have a PCR with respect to such Future Resource shall become liable for a pro rata share of the costs and expenses of such Future Resource if, and only if, such Future Resource was constructed, acquired or entered into in accordance with Section 3.3.1 or 3.3.2(c), as applicable.  Such pro rata liability shall extend to any Resource Modification of a Future Resource except to the extent that such Resource Modification is treated as a separate Resource under Section 3.3.2(d).  To the extent that a Resource Modification to a Future Resource is treated as a separate Resource under Section 3.3.2(d), such separate Resource constitutes a separate Future Resource and liability of Purchasers that do not have a PCR with respect to such separate Future Resource shall be governed by this Section 3.4.3.

4.                                       SCHEDULING AND SYSTEM OPERATIONS.

4.1                                 Scheduling.

4.1.1                        Scheduling Policies and Procedures.  The Purchaser’s determination to purchase energy associated with its PCRs shall be made in accordance with written policies and procedures for scheduling of Resources, which the Seller shall at all times maintain or cause to be maintained pursuant to a contract with Georgia System Operations Corporation (“GSOC”) or another Person.  Such policies and procedures shall treat on a comparable basis the utilization of the Resources for such purposes by the Purchaser and the Other Purchasers.  “Comparable basis,” as used in this Agreement, refers to the legal standard then employed by FERC for determining that there has been no undue discrimination as among the owner of a facility and others that have a right to use such facility.

4.1.2                        Ancillary Services Policies and Procedures.  Subject to the Seller’s obligations to the Other Purchasers under Section 4.1.1, the Seller shall at all times maintain or cause to be maintained pursuant to a contract with GSOC or another Person written policies and procedures regarding Ancillary Services.  Such policies and procedures shall treat the Purchaser and the Other Purchasers on a comparable basis.  “Ancillary Services” shall include services capable of being provided by a Generating Resource in addition to capacity and energy, to the extent commonly used or usable from time to time in the reliability region or control area in which the Generating Resource is located.

4.1.3                        Sale Transactions.  The Purchaser shall be entitled to resell for its own account, or may request in writing that the Seller sell for the Purchaser’s account, all or any part of the capacity and associated energy purchased, or entitled to be purchased, hereunder to any Person and to schedule for its own account such energy in accordance with the policies and procedures established and maintained pursuant to Section 4.1.1 as in effect from time to time.  If the Seller elects to make such a sale for the Purchaser’s account, the sale shall not affect the Purchaser’s PCR with respect to any such Resource (even though such sale may reduce or eliminate the electric capacity and associated energy to the Purchaser during the term of the sale).  The Seller shall at all times maintain in “Rate Schedule A” allocations with respect to any such sale that provide that the Purchaser shall bear all of the costs and receive all of the benefits of such sale.

4.2                                 Right to Designate Agent.  Whenever this Agreement requires or permits the Seller to provide information, schedules, notice or the like to, or to take direction from, the Purchaser the Purchaser may by written notice to the Seller, require the Seller to provide such information, schedules, notice or the like to, or to take direction from, the Purchaser, its agent or both.  The provisions of this Section do not create any right to assign this Agreement, such matters being governed exclusively by the provisions of Sections 8 and 9.

5.                                       RATES.

5.1                                 General.  The Purchaser shall make payments to the Seller in accordance with the rates and charges and on the terms and conditions set forth herein and in “Rate Schedule A,” which Seller may amend from time to time.  Except as provided in Section 3, the Seller may not change the Purchaser’s PCR in any Resource without the Purchaser’s consent.

5.2                                 Periodic Review.  The Seller at such intervals as it shall deem appropriate, but in any event not less frequently than once in each calendar year, shall review the rates and charges under this Agreement and under the wholesale power contracts with the Other Purchasers and, if necessary, shall revise such rates and charges so that such rates and charges shall produce revenues that shall be sufficient, but only sufficient, with the revenues of the Seller from all other sources, to meet all of the Seller’s costs, to cover all payments on account of indebtedness of the Seller, to provide for the establishment and maintenance of reasonable reserves, and to comply with all financial requirements contained in the Indenture or in any indenture, mortgage, or contract relating to any indebtedness or other financial obligations of the Seller as they may exist from time to time.

5.3                                 Functional Unbundling.  The Seller shall account for its direct and indirect costs so that the rate for each Resource and the charge for each service that the Seller provides to one or more Purchasers recovers all direct costs and a share of indirect costs for each Resource and service, including administrative and general expenses and margins, allocated in accordance with Accounting Requirements.

5.4                                 Reasonable Rates.  The rates and charges and terms and conditions of service provided by the Seller hereunder, including changes from time to time in “Rate Schedule A,” shall be just and reasonable and not unduly discriminatory, but shall at all times be sufficient to comply with the requirements of Section 5.2.

5.5                                 Allocation of Payment Defaults.  The Seller shall at all times provide in “Rate Schedule A” a mechanism by which the Seller shall allocate all unrecovered costs resulting from a Payment Default by the Purchaser or a Payment Default by any of the Other Purchasers to each Resource with respect to which such defaulting Purchaser has a PCR and a mechanism for recovering such costs from the Purchasers that also have a PCR with respect to such Resource in accordance with the provisions of Section 3.4.1.  Such rate provision shall further ensure that if the Purchaser has no PCR with respect to a Resource, the Seller shall not seek to recover from the Purchaser any of the amounts attributable to that Resource otherwise unrecovered as the result of a Payment Default by any of the Other Purchasers unless each of the Other Purchasers that has a PCR in such Resource has defaulted.  In the event of Payment Defaults by all Purchasers that have PCRs with respect to a Resource, the Seller shall recover the otherwise unrecovered costs resulting from such Payment Defaults in accordance with Sections 3.4.2 and 3.4.3.

5.6                                 Covenant of the Purchaser.  The Purchaser covenants and agrees to establish, maintain and collect rates and charges for the service of its electric system, and to conduct its business, in a manner which shall produce revenues and receipts at least sufficient to enable the Purchaser to pay to the Seller, when due, all amounts payable by the Purchaser under this Agreement and to pay any and all other amounts payable from, or which might constitute a charge and a lien upon, the revenues and receipts derived from its electric system, including all operation and maintenance expenses and the principal of, premium, if any, and interest on all indebtedness related to the Purchaser’s electric system.

6.                                       DELIVERY POINTS AND GENERAL TERMS AND CONDITIONS OF SERVICE.

6.1                                 Delivery Points.  Subject to Section 6.3, the Seller shall furnish the electric capacity and deliver the energy purchased by the Purchaser under this Agreement to the Purchaser at (i) the high side of the step-up transformer at each Resource with respect to capacity and energy that is produced by a Resource that is interconnected with the Georgia Integrated Transmission System (the “ITS”) and (ii) the interface of the ITS at which capacity is furnished and energy is delivered to Seller from a Resource that is not interconnected with the ITS.  Title and risk of loss of such energy shall pass from the Seller to the Purchaser at such delivery points.  As between the parties hereto, the Seller shall be deemed to be in exclusive control (and responsible for any injury and damage caused thereby) of the electric capacity and energy prior to each delivery point, and the Purchaser shall be deemed to be in exclusive control (and responsible for any damages or injury caused thereby) of the electric capacity and energy at and from each delivery point.

6.2                                 General Terms and Conditions.  The general terms and conditions of service (which reflect implementing details of this Agreement) provided by the Seller to the Purchaser hereunder are established in the General Terms and Conditions in “Rate Schedule A.”

6.3                                 Seller and Purchaser Duties.

6.3.1                        The Seller and the Purchaser shall use reasonable diligence to deliver and receive a constant and uninterrupted supply of electric capacity and energy purchased under this Agreement.  If such supply of electric capacity and energy shall fail or be interrupted, or become defective, as the result of an event of force majeure or its adverse effects, the Seller shall not be liable therefor or for damages caused thereby.  “Force majeure” shall mean the occurrence or non-occurrence of any act or event that could not reasonably have been expected and avoided by exercise of due diligence and foresight and such act or event is beyond the reasonable control of the Seller.  In the event of an interruption of service, the Seller and the

Purchaser shall use all due diligence to restore their respective systems to enable the delivery and receipt of electric capacity and energy.  In the event of a power shortage, or an adverse condition or disturbance, the Seller may, without incurring liability, take such emergency action as, in the judgment of the Seller, may be necessary.  Such emergency action may include, but shall not be limited to, reduction or interruption of the supply of electricity to some points of delivery in order to compensate for an emergency condition on the system of the Seller, or on any other directly or indirectly interconnected system.

6.3.2                        The Seller covenants and agrees that it will use its reasonable best efforts to operate, maintain and manage its Resources in accordance with Prudent Utility Practice.  For purposes of this Agreement, “Prudent Utility Practice” shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at lowest reasonable cost consistent with good business practices, reliability, safety, and expedition.  Prudent Utility Practice is not intended to be limited to the optimum practice, method, or act, to the exclusion of all others, but rather to include a spectrum of possible practices, methods, or acts generally acceptable in the region in light of the circumstances.

7.                                       RIGHTS OF ACCESS, RECORDS AND ACCOUNTS.

7.1                                 Rights of Access.  Duly authorized representatives of either party hereto shall be permitted to enter the premises of the other party hereto at all reasonable times in order to carry out the provisions hereof.

7.2                                 Accounting Records.  The Seller shall keep accurate records and accounts in accordance with Accounting Requirements.  Promptly after the close of each fiscal year (and not later than 120 days after the end of each fiscal year), the Seller shall cause such records and accounts of all transactions of the Seller with respect to such fiscal year to be subject to an annual audit by a firm of  independent certified public accountants experienced in electric utility accounting and possessing a national reputation in accounting and auditing.  The Seller shall without delay provide a copy of each such annual audit, including all written comments and recommendations of such accountants to the Purchaser.

7.3                                 Access to Books and Records.  The Purchaser shall at all times have reasonable access during business hours to examine any and all of the books, records and supporting worksheets and data of the Seller as may be appropriate to determine the accuracy of any charges or payments required to be made by the Purchaser to the Seller.  If such books, records and supporting worksheets and data of the Seller contain information about one or more Other Purchasers, the Seller shall excise any identification of specific Other Purchasers or provide such information to an independent certified public accountant or other independent representative of the Purchaser under a confidentiality agreement.  If, after such examination of Seller’s records, there is still a dispute as to the accuracy of any charge and the Purchaser proceeds with mediation, arbitration or litigation, only requirements of confidentiality imposed by a mediator, arbitrator or court shall be applied.

8.                                       REORGANIZATIONS, TRANSFERS AND SALES OF ASSETS BY THE PURCHASER.

8.1                                 Dissolution or Liquidation. The Purchaser shall not dissolve, liquidate or otherwise wind up its affairs without the approval in writing of the Seller.

8.2                                 Permitted Transactions.  The Purchaser shall not consolidate or merge with any other Person or reorganize or change the form of its business organization from an electric membership corporation or sell, transfer, lease or otherwise dispose of all or substantially all of its assets (each, a “Purchaser Transaction”) to any Person (or make any agreement therefor), whether in a single transaction or series of transactions, unless either:

(a)                                  Such Purchaser Transaction is expressly approved in writing by the Seller; or

(b)                                 All of the following conditions are satisfied:

(i)                                     The Transferee shall be an entity organized and existing under the laws of the United States of America or any State or the District of Columbia; and

(ii)                                  No default or breach of this Agreement shall have occurred and be continuing; and

(iii)                               If the Transferee is not the Purchaser, the Transferee shall execute and deliver to the Seller an instrument supplemental hereto in form reasonably satisfactory to the Seller containing an assumption by the Transferee of the performance and observance of every covenant and condition of this Agreement required to be performed or observed by the Purchaser; and

(iv)                              A firm of independent certified public accountants shall prepare for the two calendar years immediately preceding the Purchaser Transaction a set of pro forma financial statements that assume the consummation of the Purchaser Transaction throughout the applicable determination period and that are prepared in accordance with generally accepted accounting principles.  Based on such pro forma financial statements, such accountants must certify that:

(A)                      the Transferee’s Debt Service Coverage Ratio is at least 1.25 and Times Interest Earned Ratio is at least 1.50 for each of the two immediately preceding calendar years (assuming such Purchaser Transaction had been consummated at the beginning of such two-year period);

(B)                        the Transferee’s Equity equals at least 27% of its Total Assets after giving effect to such Purchaser Transaction; and

(C)                        the ratio of the Transferee’s Net Utility Plant to its Long-Term Debt is at least 1.0 after giving effect to such Purchaser Transaction.

The specification of conditions in subsection 8.2(b) shall not be construed to establish minimum standards under which the Purchaser may effect a Purchaser Transaction, the purpose of such conditions being to establish when the Seller’s approval need not be obtained.  In the event the Purchaser seeks the Seller’s approval of a Purchaser Transaction, the Seller may withhold such approval only upon a determination by the Board of Directors of the Seller that the Purchaser Transaction could reasonably be expected to have a material adverse effect on the Purchaser’s ability to perform its obligations under this Agreement.

8.3                                 Service Territory and Distribution System.  The Purchaser shall not convey, transfer, lease, or otherwise dispose of any part of its electric distribution system or assigned service territory or voluntarily transfer or assign to another Person any customer of the Purchaser (each, a “Conveyance”) if such Conveyance, considered together with (i) all prior Conveyances, and (ii) all prior additions (by construction, conveyance, transfer or lease to the Purchaser) to its electric distribution system, assigned service territory or customers could reasonably be expected to have a material adverse affect on the Purchaser’s ability to perform its obligations under this Agreement.

8.4                                 Specific Performance.  The Purchaser and the Seller agree that the failure or threatened failure of the Purchaser to comply with the terms of this Section 8 will cause irreparable injury to the Seller, which cannot properly or adequately be compensated by the mere payment of money.  The Purchaser agrees, therefore, that in the event of a breach or threatened breach of this Section 8 by the Purchaser, the Seller, in addition to any other remedies that may be available to the Seller, shall have the right to obtain from any competent court a decree enjoining such breach or threatened breach of this Section 8 or providing that the terms of this Section 8 be specifically enforced.

9.                                       ASSIGNMENTS.

9.1                                 General.

9.1.1                        This Agreement shall be binding upon and inure to the benefit of the permitted successors and permitted assigns of the parties, except that this Agreement may not be assigned by either party other than pursuant to Section 9.2, Section 9.3 or the Withdrawal Agreement (as defined in Section 17) unless prior consent to such assignment is given in writing by the other party and, if either party is then an RUS borrower, the Administrator.  Any assignment made without a consent required hereunder shall be void and of no force or effect as against the non-consenting party.

9.1.2                        No sale, assignment, transfer or other disposition permitted by this Agreement shall affect, release or discharge either party from its rights or obligations under this Agreement, except as may be expressly provided by Section 17 of this Agreement.

9.2                                 Assignment for Security.

9.2.1                        Notwithstanding any other provision of this Agreement, a party, without the other party’s consent but, if such assigning party is then a borrower of the RUS, only with the consent of the Administrator, may assign, transfer, mortgage or pledge its interest in this Agreement as security (an “Assignment for Security”) for any obligation secured by any indenture, mortgage or similar lien on its system assets without limitation on the right of the secured party to further assign this Agreement, including, without limitation, the assignment by the Purchaser or the Seller to create a security interest for the benefit of the Government, acting through the Administrator, or for the benefit of any third party.

9.2.2                        After any Assignment for Security to the Administrator or other secured party (including any indenture trustee under any indenture securing the obligations of the Seller), the Administrator or other secured party, without the approval of the other party to this Agreement, may (i) cause this Agreement to be sold, assigned, transferred or otherwise disposed of to a third party pursuant to the terms governing such Assignment for Security, or (ii) if the Administrator or other secured party first acquires this Agreement, sell, assign, transfer or otherwise dispose of this Agreement to a third party; provided, however, that in either case the party who made the Assignment for Security is in default of its obligations to the Administrator or other secured party that are secured by such security interest.

9.3                                 Corporate Reorganization.

9.3.1                        The Seller may assign any or all of its rights and delegate any or all of its duties under this Agreement in connection with any reorganization, merger or consolidation of the Seller with another entity in which the Seller is not the surviving entity if

(a)                                  such merger or consolidation (i) is approved by at least seventy-five percent (75%) of the Board of Directors of the Seller and at least seventy-five percent (75%) of the Member Purchasers (as evidenced by resolutions of the boards of directors of such Member Purchasers specifically approving the merger or consolidation), or (ii) is approved by a majority of the Board of Directors of the Seller and a majority of the Member Purchasers (as evidenced by resolutions of the boards of directors of such Member Purchasers specifically approving the merger or consolidation) if a payment default under the Indenture shall have occurred and be continuing and

(b)                                 if the Seller is then an RUS borrower, the Seller shall have obtained the consent of the Administrator to the extent required by the Amended and Restated Loan Contract, dated as of March 1, 1997 (as amended, supplemented or restated, the “Loan Contract”); and

(c)                                  the surviving entity shall expressly assume by written agreement executed and delivered to the Purchaser, the performance and observance of the provisions of this Agreement required to be performed or observed by the Seller.

9.3.2                        The Seller shall not retire, sell, transfer, lease, terminate or otherwise dispose of any Resource (each a “Seller Transaction”) to any Person (or make any agreement therefor), whether in a single transaction or a series of transactions, unless:

(a)          such seller Transaction is either:

(i)                                     approved by at least seventy-five percent (75%) of the Board of Directors of the Seller and at least seventy-five percent (75%) of the Member Purchasers that have a PCR in such Resource (as evidenced by resolutions of the boards of directors of such Member Purchasers specifically approving the Seller Transaction), or

(ii)                                  approved by a majority of the Board of Directors of the Seller and a majority of the Member Purchasers (as evidenced by resolutions of the boards of directors of such Member Purchasers specifically approving the Seller Transaction) if a payment default under the Indenture shall have occurred and be continuing; and

(b)         if the Seller is then an RUS borrower, the Seller shall have obtained the consent of the Administrator to the extent required by the Loan Contract.

9.4                                 Receiver or Trustee in Bankruptcy.  The parties intend that the obligations of the Purchaser under this Agreement shall not be affected by a receiver, a trustee in bankruptcy, a mortgagee or an indenture trustee taking charge of the assets or business of the Seller, and that such receiver, trustee, mortgagee or indenture trustee may exercise all of the rights of, and make all of the determinations provided to be made in this Agreement by, the Board of the Directors of the Seller.

9.5                                 Express Rejection of Implied Limitations.  The parties intend that this Agreement shall be assignable in accordance with the provisions of this Section 9 without regard to any other provisions of this Agreement, the nature of the Person to which this Agreement is assigned, or the issues raised in the case, In the Matter of Wabash Valley Power Ass’n., Inc., 72 F.3d. 1305 (7th Cir. 1995).  Consequently, the parties agree that this Agreement may be assigned to any Person (including any receiver or trustee in bankruptcy) pursuant to this Section 9 without regard to the fact that (i) such Person is not a cooperative; (ii) the Board of Directors of such Person, if any, is not chosen by a vote in which the Purchaser participates; or (iii) such Person is not operated on a not-for-profit basis.  Further, no other provision of this Agreement shall restrict the assignment of this Agreement pursuant to this Section 9.  In the event an assignment is made to a Person that is not an electric membership corporation (or other form of electric cooperative), all provisions of this Agreement requiring approval of the Purchasers or of the Board of Directors of the Seller shall cease to be applicable, and in such instances the Seller may act in its discretion.  References in this Agreement to an assignment of this Agreement shall mean and include either or both of an assignment of rights or a delegation of duties.

10.                                 EVENTS OF DEFAULT AND REMEDIES.

10.1                           Payment Default.  If the Purchaser fails to make full payment to the Seller when required to be made under the provisions of this Agreement, and such failure continues for a period of ten (10) business days, the Seller shall give or cause to be given written notice to the Purchaser.  If the Purchaser does not, within ten (10) business days from the date of the mailing of such notice, pay the full amount then due to the Seller, together with interest thereon, up to the maximum rate of interest permitted by law, from the date it became due, and all costs of collection incurred by the Seller with respect to such amounts due, then such failure shall constitute a “Payment Default” on the part of the Purchaser.  The Seller shall promptly provide written notice to the Other Purchasers of the Payment Default.

10.1.1                  Upon a Payment Default, the Seller may suspend service to the Purchaser for all or any part of the period of continuing default.  During any suspension of service, the Purchaser shall have no right to any electric capacity or associated energy from any Resource or to exercise any other rights hereunder.  The Seller’s right to suspend service shall not be exclusive, but in addition to all other remedies available to the Seller at law or in equity.  No suspension of service or termination of this Agreement or recovery of additional revenues from Other Purchasers pursuant to Section 5.5 shall relieve the Purchaser of its obligations hereunder, which are absolute and unconditional.  The Seller shall credit the obligations of the Purchaser during any suspension of service with the monies actually received by the Seller from sales of capacity and energy that would have been available to serve the Purchaser, but the Seller shall not be responsible for failure to mitigate the consequences of the Purchaser’s failure to pay in absence of gross negligence or willful misconduct.

10.1.2                  If a Payment Default shall have occurred and be continuing, then upon approval by at least seventy-five percent (75%) of the Seller’s Board of Directors and at least seventy-five percent (75%) of the Member Purchasers (as evidenced by resolutions of the boards of directors of such Member Purchasers specifically approving such actions), the Seller may offer to the non-defaulting Member Purchasers PCRs with respect to one or more Resources, the sum of which PCRs with respect to each Resource is less than or equal to the Purchaser’s PCR in such Resource.  Each non-defaulting Member Purchaser wishing to accept such a PCR shall execute and deliver an agreement with the Seller, in form and substance satisfactory to the Seller, prospectively accepting and agreeing to be responsible for a PCR with respect to the applicable Resource.  In the event that any non-defaulting Member Purchasers accept such PCRs in any Resource, the Seller shall terminate the Purchaser’s PCR in the Resource without the consent of the Purchaser to the extent that non-defaulting Member Purchasers have accepted such PCRs in the Resource.  In the event the Purchaser’s PCR in any Resource is terminated in whole or in part pursuant to this Section 10.1.2, the Purchaser shall be relieved of its prospective obligations under this Agreement only to the extent that one or more of the non-defaulting Member Purchasers have accepted PCRs in such Resource equal to the terminated PCR, and the Purchaser shall otherwise remain absolutely and unconditionally obligated with respect to all obligations under this Agreement.  The Seller’s Board of Directors shall establish the procedures and terms and conditions upon which the provisions of this Section 10.1.2 shall be implemented.

10.1.3                  The Seller may terminate this Agreement if (i) a Payment Default shall have occurred and be continuing and (ii) such termination is approved by at least seventy-five percent (75%) of the Seller’s Board of Directors and at least seventy-five percent (75%) of the Member Purchasers (as evidenced by resolutions of the boards of directors of such Member Purchasers specifically approving the termination).

10.1.4                  The fact that Other Purchasers have paid increased rates and charges shall not relieve the Purchaser of its liability for the amount owed by it to the Seller, and any of the Other Purchasers, either individually or as part of a group, shall have such right of recovery from the Purchaser as may be provided by law.  The Seller or any of the Other Purchasers as their interests may appear, jointly or severally, may commence such suits, actions or proceedings, at law or in equity, including suits for specific performance, as may be necessary or appropriate to enforce the obligations of the Purchaser under this Agreement.

10.2                           Seller’s Failure to Deliver.  If the Seller fails to deliver electric capacity and energy as a result of the breach of the duties imposed on it under Section 6, the Seller shall promptly reimburse the Purchaser for the cost of electric capacity and energy required to replace such capacity and energy, but the Purchaser shall not be entitled to terminate this Agreement or to withhold payments required to be made pursuant to this Agreement.

10.3                           Performance Default.  If either party fails to comply with any of the terms, conditions and covenants of this Agreement (and such failure does not constitute a Payment Default by the Purchaser), the non-defaulting party shall give the defaulting party written notice of the default (a “Performance Default”).  The defaulting party shall have a period of thirty (30) days after receipt of such notice to commence reasonable efforts to cure such Performance Default, and it shall have an additional thirty (30) days to cure such Performance Default.  Thereafter, if such Performance Default is continuing, the non-defaulting party, subject to the provisions of Section 10.4.1, shall have all of the rights and remedies provided at law and in equity, other than termination of this Agreement.

10.4                           Remedies.

10.4.1                  No remedy conferred upon or reserved to the Seller or the Purchaser under this Agreement is intended to be exclusive of any other remedy or remedies available hereunder or now or hereafter existing and every such remedy shall be cumulative and shall be in addition to every other such remedy, provided that no Performance Default by the Seller shall permit the Purchaser to terminate this Agreement or relieve the Purchaser of its obligation to make payments pursuant to this Agreement, which obligation shall be absolute and unconditional.

10.4.2                  No waiver by either party hereto of any one or more defaults by the other party hereto in the performance of any provision of this Agreement shall be construed as a waiver of any other default or defaults, whether of a like kind or different nature.

10.4.3                  Any determination made by the Board of Directors of the Seller as provided in Sections 3.2.2, 3.3.2(b), 3.3.2(c), 3.3.2(d) and 8.2 of this Agreement shall be conclusive and binding as to the Purchaser and all Other Purchasers.

10.4.4                  To the fullest extent permitted by law, neither party shall be liable to the other for any indirect, consequential, multiple or punitive damages unless such damages are the result of the party’s bad faith, gross negligence or willful misconduct.

10.5                           Member Purchaser Approvals.  At any time that a Payment Default exists, the Purchaser shall not have a right to vote on any proposed action that requires approval of a specified percentage of Member Purchasers or of Member Purchasers having patronage capital equaling a specified percentage of the accumulated patronage capital of the Seller.  The determination of whether the specified percentage of Member Purchasers, or Member Purchasers having patronage capital in the Seller equaling the specified percentage of the accumulated patronage capital of the Seller, approved any proposed action shall be calculated on the basis of the total number of Member Purchasers entitled to vote on the proposed action.

11.                                 REASONABLENESS OF RATES.

11.1                           Fixed Rate Contract.  The Seller was organized by the Purchaser and 38 other electric membership corporations in Georgia to provide collectively for their electric capacity and energy requirements.  This Agreement was established between the parties hereto, taking into account the present and projected needs for electric capacity and energy of the Members of the Seller, the costs of the facilities subject to and contemplated by this Agreement and the alternatives thereto.  The parties agree that the rates established hereunder are just and reasonable under the current circumstances and reflect their determination of what would be just and reasonable under future conditions reasonably contemplated by them.  The rates take into account specific benefits achieved by the parties through this Agreement and not otherwise available to the parties, and reflect the sharing of those benefits without undue discrimination against any current or future customer of the Seller.

11.2                           Formulaic Rate.  The charges to be paid by the Purchaser to the Seller for electric capacity and energy provided under this Agreement are intended to be adjusted only pursuant to and in accordance with the formulaic rates specified in “Rate Schedule A,” as such formulae may be revised from time to time pursuant to the express terms of this Agreement.

11.3                           Regulatory Review.

11.3.1                  Nothing contained in this Agreement shall be construed as affecting in any way the right of the Seller unilaterally to file an application for a change in any part of “Rate Schedule A” to any governmental authority having jurisdiction, including the FERC under Section 205 of the Federal Power Act and pursuant to the FERC’s rules and regulations promulgated thereunder, upon approval of the change by the Seller in a manner consistent with this Agreement.  Other than an initial application filed by the Seller with the FERC to provide service pursuant to “Rate Schedule A,” the Seller agrees that the Purchaser may protest or contest the filings referred to in this Section 11.3 or any filings made by any of the Other Purchasers to change the formulary rate mechanism contained in “Rate Schedule A,” and the Purchaser does not waive any rights it may have with respect to such filings.

11.3.2                  Absent the agreement of all parties to the proposed change, the standard of review for changes to this Agreement, including “Rate Schedule A,” proposed by a party, a non-party or the Federal Energy Regulatory Commission acting sua sponte shall be the “public interest” standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956) (the “Mobile-Sierra” doctrine).

11.3.3                  If the Seller’s rates are not established pursuant to a formulary rate mechanism, such as “Rate Schedule A” as changed from time to time, the Purchaser shall have the right to file any applications relating to rates as may be permitted by law.

12.                                 EFFECTIVENESS AND TERM.  This Agreement is dated as of the date specified in the introductory paragraph and shall become effective upon (i) execution and delivery by the Seller and the Purchaser of this Agreement, and (ii) the approval in writing by the Administrator.  This Agreement shall remain in effect until December 31, 2050, and from year to year thereafter unless terminated on December 31, 2050, or any succeeding December 31, by either party’s giving to the other not less than three years’ prior written notice of its intention to terminate.

13.                                 AMENDMENTS, ENTIRE AGREEMENT AND CONFLICTS.

13.1                           Amendments.

13.1.1                  No amendment to this Agreement shall be effective unless it has been approved or accepted for filing and permitted to go into effect by each governmental authority having jurisdiction.

13.1.2                  This Agreement may be amended by agreement between the Seller and the Purchaser, but no such amendment to this Agreement shall be effective unless it is in writing, executed by both parties; provided, however, that changes to “Rate Schedule A” shall be effective when made in accordance with the express provisions of this Agreement.

13.2                           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter contemplated by this Agreement and supersedes all prior agreements, whether oral or written.  “Rate Schedule A” and Schedule C are incorporated herein by reference.

13.3                           Conflicts.

13.3.1                  The form of Subscription Agreement attached hereto as Schedule B may be modified from time to time by the Seller’s Board of Directors.  In the event of any conflict between the provisions of this Agreement and the form of Subscription Agreement, the provisions of this Agreement shall govern.

13.3.2                  The provisions of this Agreement and “Rate Schedule A” incorporated by reference shall be interpreted to harmonize as a single instrument.  In the event of any conflict between the provisions of this Agreement and the provisions of any amendments to “Rate Schedule A” or any future exhibits, appendices or schedules attached thereto and incorporated by reference herein, the provisions of this Agreement shall govern.

13.4                           Counterparts.  This Agreement may be executed in multiple counterparts to be construed as one.

14.                                 SEVERABILITY.  If any part, term, or provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term, or provision held to be unenforceable.

15.                                 GOVERNING LAW.  Except to the extent governed by applicable federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia.

16.                                 MEDIATION.  If a dispute arises out of or relates to this Agreement, including all attachments hereto, or the breach thereof, the parties shall first in good faith seek to resolve the dispute through negotiation.  If such dispute cannot be settled through negotiation, the parties agree to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration, litigation, or some other dispute resolution procedure; provided that a party may not invoke mediation unless it has provided the other with written notice of the dispute and has attempted in good faith to resolve such dispute through negotiation.  Notwithstanding the foregoing, any party may seek immediate equitable relief, without attempting to settle a dispute through mediation, in any case where such party is entitled to equitable relief by the terms of this Agreement or otherwise.

17.                                 PURCHASER’S WITHDRAWAL FROM SELLER.  In the event the Purchaser elects to withdraw as a Member, the Purchaser shall execute a copy of the Withdrawal Agreement (the “Withdrawal Agreement”) in the form attached to the New Business Model Closing Agreement, dated as of January 1, 2003, to which the Seller is a party, and deliver the same to the Seller along with its Notice of Intent to Withdraw, including all required attachments to such Notice, as required by the Seller’s bylaws.  Such existing provisions of the Seller’s bylaws and the form of the Withdrawal Agreement are incorporated by reference into this Agreement, and no amendment of such provision of the Seller’s bylaws or the form of the Withdrawal Agreement shall reduce the rights of the Purchaser (without its consent) as provided therein.  The Purchaser agrees that in the event of its withdrawal as a Member, the performance by the Purchaser in accordance with the terms of the Withdrawal Agreement shall be required in order to satisfy its obligations to the Seller under this Agreement.  The Purchaser, by executing this Agreement, hereby stipulates and agrees that any Other Purchaser may satisfy its obligations to the Seller, to the Purchaser and to all other Members (current and former) by performing in accordance with the terms of the Withdrawal Agreement.

18.                                 MISCELLANEOUS.

18.1                           No Retail Sales.  The Seller shall not, during the term of this Agreement, without the consent of the Purchaser, (a) provide retail electric service in the State of Georgia within the Purchaser’s assigned geographic area established in accordance with the Georgia Territorial Electric Service Act, as such statute may be amended or replaced, or (b) offer to provide retail electric service to any existing customer of the Purchaser.

18.2                           Indemnification.  The  Purchaser shall indemnify and hold the Seller harmless from and against any and all losses, costs, liabilities, damages and expense (including without limitation attorneys’ fees and expenses) of any kind incurred or suffered by the Seller pursuant to, as a result of or in connection with any resale by the Purchaser of capacity, energy or both in the exercise of the Purchaser’s rights under Section 4.1.3 except for losses, costs, liabilities, damages and expenses (including without limitation attorneys’ fees and expenses) incurred or suffered by the Seller as a proximate cause of any action of the Seller that is not Prudent Utility Practice or is a breach of this Agreement.

18.3                           No Restriction on Revenue Allocation.  The Purchaser’s PCR and that of Other Purchasers for any or all Future Resources may be different from their respective percentages set forth on Exhibits to Appendix 1 to “Rate Schedule A” with respect to Existing Resources, and may also vary among Future Resources or be zero as to any Future Resource.  Recognizing the potential for such variation, and notwithstanding anything in any other agreement or document existing on the date of this Agreement, the Purchaser agrees that the Seller shall not be restricted in its ability to apply revenues received from the Purchaser or other amounts received by the Seller from the Purchaser and others from or on account of the ownership or operation of its system or through or on account of the financing thereof, in such manner as the Seller shall determine to be in its best business interest.  Likewise, the Purchaser agrees that the Seller shall not be restricted in the Seller’s ability to secure any and all indebtedness it may incur under instruments conveying security title to or creating a lien or other security interest in any or all of the Seller’s assets, without regard to the purpose for which the indebtedness has been or may be incurred or the purpose for which the assets are used or are to be used, but the Purchaser’s contingent liability in the event of a Payment Default shall be governed by Section 3.4.

18.4                           Corporate Documents.  Whenever this Agreement authorizes the Seller to amend a schedule hereto, to develop and implement policies or to make other decisions or do other acts or things, at its sole discretion or otherwise, the Seller shall do so substantially in accordance with the applicable provisions of its duly adopted Articles, bylaws and corporate policies.  Any failure on the part of the Seller to comply with this Section shall not relieve the Purchaser of any obligation under this Agreement, but the Purchaser shall not otherwise be prevented or limited in asserting any other rights it may have against the Seller in respect of such failure.

18.5                           Information Requirements.  The Seller and the Purchaser shall each furnish to the other promptly upon request any and all information about itself, its financial condition, business and properties which may be necessary or desirable to facilitate any financing undertaken by the requesting party or any continuing disclosure obligation incurred by the requesting party in connection with any such financing.  The supplying party shall be responsible only to the requesting party for the accuracy and completeness of the information furnished and shall have no responsibility or liability for the manner in which such information is used or its appropriateness for such use.  The supplying party shall have no liability to any third party to which the requesting party may furnish this information or any excerpt therefrom or summary thereof, and shall be entitled to receive appropriate assurances and indemnities from the requesting party to that effect as a condition to providing such information, provided that no such assurance or indemnity shall relieve the supplying party of liability to the requesting party for the accuracy and completeness of the information supplied.

18.6                           No Third Party Beneficiaries.  The Seller and the Purchaser agree that no Other Purchaser or any other third party is an intended third-party beneficiary of this Agreement, except as may be provided in a separate instrument executed by each of the Seller and the Purchaser.

18.7                           Rules of Construction.

(a)                                  The descriptive headings of the various articles, sections and subsections of this Agreement and the Schedules attached hereto have been inserted for convenience of reference only and shall not be construed as to define, expand, or restrict the rights and obligations of the parties.

(b)                                 Wherever the term “including” is used in this Agreement and the Schedules attached hereto, such term shall not be construed as limiting the generality of any statement, clause, phrase or term.

(c)                                  The terms defined in this Agreement and the Schedules attached hereto shall include the plural as well as the singular and the singular as well as the plural.

19.                                 NOTICES.  All notices, requests, statements or payments provided for, required or permitted by this Agreement shall be sufficient for any and all purposes under this Agreement when transmitted by facsimile, first class United States Mail, hand delivery, or a private express delivery service to the facsimile numbers or addresses provided below.

Seller:

Oglethorpe Power Corporation

2100 East Exchange Place (30084-5336)

P. O. Box 1349 (30085-1349)

Tucker, GA

Attention:  President and Chief Executive Officer

FAX:  (770) 270-7872

Purchaser:

Flint Electric Membership Corporation

3 S. Macon Street

P.O. Box 308

Reynolds, GA 31076-0308

Attention:  President and Chief Executive Officer

FAX:  (478) 847-5173

(Signatures on next page)

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed, attested, sealed and delivered by their respective duly authorized officers as of the day and year first written above.

SELLER: OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION)

[CORPORATE SEAL]	By:	/s/ Thomas A. Smith
Thomas A. Smith
President and Chief Executive Officer

ATTEST:

/s/ Patricia N. Nash
Patricia N. Nash
Secretary

PURCHASER: FLINT ELECTRIC MEMBERSHIP CORPORATION

[CORPORATE SEAL]	By:	/s/ Robert Ray, Jr.
Robert Ray, Jr.
President/CEO

ATTEST:

/s/ Neal L. Talton
Neal L. Talton
Secretary-Treasurer

Schedule A and Schedule B to the Wholesale Power Contract are not filed herewith; however the Registrant hereby agrees that such Schedules will be provided to the Commission upon request.

SCHEDULE C

All capitalized terms used in this Agreement, including in this Schedule C, in “Rate Schedule A” and in Schedule B, and not otherwise defined shall have the respective meanings set forth below.

“Accounting Requirements” shall mean the requirements of any system of accounts prescribed by the RUS as long as the Government is the holder, insurer or guarantor of any indebtedness of the Purchaser or, in the absence thereof, the requirements of generally accepted accounting principles applicable from time to time to companies similar to the Purchaser.

“Administrator” shall be as defined in the third Recital.

“Agreement” shall be as defined in the first sentence of this Agreement.

“Assignment for Security” shall be as defined in Section 9.2.1.

“Conveyance” shall be as defined in Section 8.3.

“Debt Service Coverage Ratio” shall mean the ratio determined as follows:  for each calendar year add

(1)                                  Patronage Capital or Margins,

(2)                                  Interest Expense, and

(3)                                  Depreciation and Amortization Expense and divide the total so obtained by an amount equal to the sum of all payments of principal and interest required to be made on account of Long-Term Debt during such calendar year;

provided, however, that in the event that any Long-Term Debt has been refinanced during such year, the payments of principal and interest required to be made during such year on account of such Long-Term Debt shall be based (in lieu of actual payments required to be made on such refinanced debt) upon the larger of (y) an annualization of the payments required to be made with respect to the refinancing debt during the portion of such year such refinancing debt is outstanding, or (z) the payment of principal and interest required to be made during the following year on account of such refinancing debt, all as computed in accordance with Accounting Requirements.

“Depreciation and Amortization Expense” shall mean an amount constituting the depreciation and amortization, as computed pursuant to Accounting Requirements.

“Discretionary Resource Modification” shall mean a Resource Modification that is not a Minor Resource Modification or a Required Resource Modification.

“Equity” shall mean the total equities and margins (or, if not a cooperative, equity), excluding Regulatory Assets, as computed pursuant to Accounting Requirements.

“Existing Resources” shall mean the Resources as set forth in Exhibits 1 through 10 to Appendix 1 to “Rate Schedule A” as of January 1, 2003, as changed as a result of any Resource Modification except to the extent that such Resource Modification is treated as a separate Resource under Section 3.3.2(d).

“FERC” shall mean the Federal Energy Regulatory Commission, or any governmental agency succeeding to its powers and functions.

“Force majeure” shall be as defined in Section 6.3.1.

“Future Resource” shall mean any Resource of the Seller that is not one of the Existing Resources (and shall include any Discretionary Resource Modification to the extent that it is treated as a separate Resource under Section 3.3.2(d)).

“Generating Resource” shall mean the Seller’s interest in and to any existing, additional or repowered generating facilities that are owned (jointly or individually), leased for a term of greater than one (1) year or otherwise acquired, as changed as a result of any Resource Modification except to the extent that such Resource Modification is treated as a separate Resource under Section 3.3.2(d).  Any portion of a Resource Modification to a Generating Resource that is treated as a separate Resource under Section 3.3.2(d) shall be considered a separate Generating Resource.

“Government” shall be as defined in the third Recital.

“GSOC” shall be as defined in Section 4.1.1.

“ITS” shall be as defined in Section 6.1.

“Indenture” shall be as defined in the fourth Recital.

“Interest Expense” shall mean an amount constituting the interest expense on Long-Term Debt, as computed in accordance with Accounting Requirements.

“Legal Requirements” shall mean:

(1)                                  obligations of the Seller under all laws, codes, ordinances, orders, judgments, decrees, injunctions, licenses, rules, permits, approvals, regulations, and requirements of every governmental authority having jurisdiction over the matter in question, whether federal, state or local, which may be applicable to the Seller;

(2)                                  obligations of the Seller under an existing joint ownership agreement or other existing contract with respect to Existing Resources;

(3)                                  requirements pursuant to Prudent Utility Practice to keep Existing Resources in good operating condition during the remaining useful life or contract term of such Existing Resources;

(4)                                  obligations of the Seller under a joint ownership agreement or other agreement with respect to a Future Resource, which agreement has been approved by (x) at least seventy-five percent (75%) of the Seller’s Board of Directors, (y) at least seventy-five percent (75%) of the Member Purchasers and (z) Member Purchasers having patronage capital in the Seller equaling at least seventy-five percent (75%) of the accumulated patronage capital of all Member Purchasers in the Seller as of the end of the most recently completed fiscal year of the Seller (the approvals referred to in clauses (y) and (z) must be evidenced by resolutions of the boards of directors of such Member Purchasers specifically approving such agreement); or

(5)                                  requirements pursuant to Prudent Utility Practice to keep a Future Resource in good operating condition during the useful life or contract term of such Future Resource, if such Future Resource has been approved in accordance with Section 3.3.1 or 3.3.2(c), as applicable.

“Long-Term Debt” shall mean an amount constituting long-term debt, as computed in accordance with Accounting Requirements.

“Member” shall mean a member of the Seller.

“Member Purchasers” shall mean, from time to time, the Purchasers that are then Members.

“Minor Resource Modification” shall mean any Resource Modification that

(1)                                  is not expected to result in an increase in the Rated Capacity of a Resource by five percent (5%) or more,

(2)                                  does not result in the extension of the projected useful life of a Generating Resource by five percent (5%) or more of the projected useful life for the Resource then shown on the applicable Exhibit to Appendix 1 to “Rate Schedule A,” and

(3)                                  does not extend the contract term for a Power Purchase Resource by more than one (1) year beyond the original term.

“Notes” shall be as defined in the third Recital.

“Other Purchasers” shall mean, collectively, each Person other than the Purchaser that is party to any of (1) an Amended and Restated Wholesale Power Contract with the Seller entered into on or about January 1, 2003 or (2) another wholesale power contract with the Seller that is substantially similar to this Agreement.

“Patronage Capital or Margins” shall mean the amount of net patronage capital and  margins (or, if not a cooperative, net income), as computed in accordance with Accounting Requirements.

“Payment Default” shall be as defined in Section 10.1 or, where the context requires, similar payment default by any of the Other Purchasers.

“Percentage Capacity Responsibility” or “PCR” of the Purchaser and of each Other Purchaser shall mean the percentage allocation with respect to a Resource, including the allocation of electric capacity, cost responsibility and revenues, if applicable.

“Performance Default” shall be as defined in Section 10.3.

“Person” shall mean an individual, partnership, limited liability company, corporation, cooperative, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Power Purchase Resource” shall mean a purchase of capacity and energy or energy by the Seller with a contract term greater than one (1) year, as changed as a result of any Resource Modification except to the extent that such Resource Modification is treated as a separate Resource under Section 3.3.2(d).  Any portion of a Resource Modification to a Power Purchase Resource that is treated as a separate Resource under Section 3.3.2(d) shall be considered as a separate Power Purchase Resource.

“Power Sales Resource” shall mean all Power Sales Resources identified in Exhibits to Appendix 1 to “Rate Schedule A” on the date of this Agreement and any future sale of capacity and energy or energy made by the Seller under Section 4.1.3 with a contract term greater than one (1) year.

“Prudent Utility Practice” shall be as defined in Section 6.3.2.

“Purchaser” shall mean the electric membership corporation identified as such in the first sentence of this Agreement, or its permitted successor or assignee.

“Purchasers” shall mean, collectively, the Purchaser and the Other Purchasers.

“Purchaser Transaction” shall be as defined in Section 8.2.

“Rated Capacity” shall mean the capacity rating of a Resource determined from time to time for the purpose of reserve responsibility calculations.

“Regulatory Asset” shall mean the sum of any amounts properly recordable as unrecovered plant and regulatory study costs or as other regulatory assets, as computed in accordance with Accounting Requirements.

“Required Resource Modification” shall mean a Resource Modification that is required to comply with Legal Requirements.

“Resource” shall mean one of the Generating Resources or Power Purchase Resources.

“Resource Modification” shall mean an addition, improvement, repair or modification to a Generating Resource or modification or extension of a Power Purchase Resource.

“RUS” shall be as defined in the second Recital.

“Secured Obligations” shall be as defined in the fourth Recital.

“Seller” shall mean Oglethorpe Power Corporation (An Electric Membership Corporation), or its permitted successor or assignee.

“Seller Transaction” shall be as defined in Section 9.3.2.

“Times Interest Earned Ratio” shall mean the ratio determined as follows:  For each calendar year add (i) Patronage Capital or Margins and (ii) Interest Expense on Long-Term Debt, and divide the total so obtained by Interest Expense on Long-Term Debt, all as computed in accordance with Accounting Requirement.

“Total Assets” shall mean an amount constituting the total assets, but excluding any  Regulatory Assets, as computed in accordance with Accounting Requirements.

“Transferee” shall mean the Person formed by any consolidation or that is the survivor of any merger or reorganization or the Person that acquires or leases all or substantially all of the electric assets of the Purchaser.

“Withdrawal Agreement” shall be as defined in Section 17.